                                                                    EXHIBIT 23.0

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors
Coherent Communications
Systems Corporation

     We consent to incorporation by reference in the Registration Statement (No. 33-86612) on Form S-8 and the Registration Statement (No. 33-86620) on Form S-8 of Coherent Communications Systems Corporation of our report dated January 23, 1998, relating to the consolidated balance sheets of Coherent Communications Systems Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and the related financial statement schedule II, which report appears in the December 31, 1997, annual report on Form 10-K of Coherent Communications Systems Corporation.

                                          KPMG PEAT MARWICK LLP

McLean, Virginia
March 23, 1998